Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Unitholders and General Partner
Essex Portfolio, L.P.:

We consent to the use of our report dated February 19, 2021, with respect to the consolidated financial statements of Essex Portfolio, L.P., incorporated herein by reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California
September 21, 2021